EXHIBIT F-2


                                  ROPES & GRAY
                             One International Place
                        Boston, Massachusetts 02110-2624



                                                  August 27, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     We are counsel to NSTAR, a Massachusetts voluntary association organized under Chapter 182 of the Massachusetts General Laws ("NSTAR"). We have examined NSTAR's Application on Form U-1 (File No. 70-9495) filed on May 7, 1999 with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act") (the "Application"), requesting an order of the Commission under the Act (i) approving the acquisition by NSTAR of all of the outstanding and reserved common shares of each of BEC Energy ("BEC"), a Massachusetts voluntary association organized under Chapter 182 of the Massachusetts General Laws (the "BEC Shares") and Commonwealth Energy System ("COM/Energy"), a Massachusetts voluntary association organized under Chapter 182 of the Massachusetts General Laws (the "COM/Energy Shares") and (ii) granting NSTAR, and each of its subsidiary companies, upon consummation of such acquisition, an exemption under Section 3(a)(1) of the Act from all provisions of the Act except Section 9(a)(2). The acquisition was effected by means of an Amended and Restated Agreement and Plan of Merger, dated as of December 5, 1998 amended and restated as of May 4, 1999 (the "Plan"), between NSTAR, BEC, COM/Energy, and BEC Acquisition LLC and CES Acquisition LLC (together the "Acquisition Subs"), a copy of which is included as an exhibit to the Application.

     Based upon our examination of the Application and such other instruments, documents and matters of law as we have deemed requisite, we are of the opinion that:

     1. NSTAR has been duly organized and is validly existing under the laws of The Commonwealth of Massachusetts, with full power and authority to own its properties and conduct its business as described in the Application. To the best of our knowledge, NSTAR is



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not  qualified  as  a  foreign   corporation  in  any  jurisdiction  other  than
Massachusetts and the nature of its operations are such that it is not required to be so qualified.

     2. (i) All laws of The Commonwealth of Massachusetts applicable to the Merger have been complied with, (ii) the NSTAR common shares, $1.00 par value (the Shares") issuable pursuant to the Merger as contemplated by the Plan, have been legally issued, fully paid and nonassessable, and the holders thereof are entitled to the rights appertaining thereto set forth in the Declaration of Trust of NSTAR, (iii) NSTAR legally acquired the BEC Shares and the COM/Energy Shares; and (iv) the consummation of the transactions proposed in said Application did not violate the legal rights of the holders of any securities issued by NSTAR or any associate company thereof.

     3. NSTAR is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of NSTAR. However, NSTAR's Declaration of Trust disclaims shareholder liability for acts or obligations of NSTAR and requires that notice of such disclaimer be given in each agreement, obligation and instrument entered into or executed by NSTAR or its Trustees. The Declaration of Trust provides for indemnification out of the property of NSTAR for all loss and expense of any shareholder held personally liable solely by his reason of being or having been a shareholder of NSTAR. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which NSTAR itself would be unable to meet its obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Application.

                                                  Very truly yours,

                                                  /s/ ROPES & GRAY

                                                  Ropes & Gray